Exhibit 99.1

Casey’s General Stores Announces Agreement to Acquire Buchanan Energy and its 94 Bucky’s Convenience Stores

The acquisition will expand Casey’s presence in key Midwest markets, delivering accretive earnings growth and creating value for shareholders, team members and guests

ANKENY, Iowa, Nov. 9, 2020 – (Business Wire) – Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq: CASY), one of the leading convenience store chains in the United States, today announced an agreement to acquire Buchanan Energy, owner of Bucky’s Convenience Stores, in an all-cash transaction for $580 million. The purchase price includes tax benefits valued at $80 million for a net after-tax purchase price of $500 million.

Buchanan Energy and Bucky’s Convenience Stores were founded as a family-owned and operated business in 1980. Today, they operate convenience stores primarily in Illinois and Nebraska. Casey’s acquisition of Buchanan Energy will include 94 retail stores and 79 dealer locations, as well as multiple parcels of real estate for future new store construction, which will increase Casey’s footprint to over 2,300 stores. The acquisition will enhance Casey’s presence in these attractive markets and enables the Company to bring Casey’s offerings to a broader group of consumers. The transaction will also include a dealer network of stores where Casey’s will manage fuel supply agreements to these stores. This new capability will provide the Company future flexibility with respect to mergers and acquisitions as well as a new income stream while leveraging its scale for fuel procurement.

“In January of this year, we outlined our business strategy to achieve top-quintile EBITDA growth and deliver on our purpose ‘to make life better for communities and guests every day’,” said Darren Rebelez, president and chief executive officer of Casey’s. “We’ve been hard at work executing on our strategic vision to reinvent the guest experience; creating efficiencies to improve the shape of our business and to fund future growth; and accelerating our new store builds and acquisitions. Adding Bucky’s to the Casey’s family is aligned with our strategy.”

Steve Buchanan, founder and president of Buchanan Energy and Bucky’s, highlighted the strategic alignment between the two convenience organizations. “The acquisition by Casey’s is an exciting milestone in our 40-year history, and I am pleased that Bucky’s will join a top convenience retailer for its next chapter. The addition of Casey’s pizza to our existing high-volume stores will be celebrated by our customers, and our shared Midwestern roots and community values are aligned as we continue to serve our loyal customers.”

Rebelez added, “We anticipate that the acquisition will create compelling value for Casey’s shareholders in the near- and long-term, and it will quickly be accretive to Casey’s EBITDA and earnings per share. This is an exciting time for Casey’s, and we look forward to welcoming the Bucky’s team.”

The company will finance the transaction with a combination of cash on hand, revolver capacity and bank financing. The net investment of $500 million represents a multiple of 10.6 times Bucky’s last 12 months of EBITDA. The Company expects to achieve $23 million in annual synergies by the third year.

The transaction is anticipated to close by the end of calendar year 2020, subject to customary closing conditions and regulatory approval. Casey’s was advised by Goldman Sachs & Co. LLC and Husch Blackwell. Buchanan Energy used BofA Securities, Inc., as their financial advisor, and McGrath North Mullin & Kratz PC, LLO, as their legal advisor.

Webcast Information

Casey’s will host a conference call to discuss the transaction at 9:00 a.m. Central Time today. The conference call will be accessible at investor.caseys.com. An investor presentation is also available for download on Casey’s Investor Relations website. For those unable to listen to the live broadcast, an archive version will be available at the same location.

About Casey’s General Stores
Casey's General Stores is a Fortune 500 company (Nasdaq: CASY) operating over 2,200 convenience stores in 16 states. Founded more than 50 years ago, the company has grown to become the fourth-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel, and friendly service at every location. Guests can enjoy famous, made-from-scratch pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

About Buchanan Energy and Bucky’s Convenience Stores
Buchanan Energy and Bucky’s Convenience Stores were founded as a family-owned and operated business in 1980. Today, they operate convenience stores in Illinois, Iowa, Missouri, Nebraska and Texas. Learn more at www.buckysexpress.com.

Forward-looking Statements
This presentation contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements, with respect to the Company and the acquisition, relating to our expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores, and the potential effect of COVID-19.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including but not limited to integration of the acquisition, executing our strategic plan, the impact and duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website.

Any forward-looking statements contained in this presentation represent our current views as of the date of this presentation with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the presentation whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com.

Investor Relations Contact:
Brian Johnson (515) 965-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com